Exhibit (a)(5)(RR)

Press Release October 23, 2006

E.ON completes record-breaking €37.1Bn loan

E.ON has completed the successful establishment and sub-underwriting of a new EUR 37.1bn syndicated term loan and guarantee facility. The facility will be used to support E.ON’s increased offer for Endesa of €35 per share. At the time of announcing the higher bid, E.ON also re-stated its commitment to a single-A flat credit rating.

The sub-underwriting was completed in just two weeks and was oversubscribed by all 18 sub-underwriters from the previous EUR 32bn facility recommitting to the facility at increased levels.

“This EUR 37.1bn loan represents the world’s largest ever syndicated financing facility and indicates the international financial market’s confidence in E.ON and its support for the Endesa bid. We have clear plans for the financing and re-financing of our bid and are presenting a strong, well planned case”, said Erhard Schipporeit, CFO of E.ON.

BNP Paribas, Citigroup, Deutsche Bank, HSBC Bank, JP Morgan and The Royal Bank of Scotland acted as bookrunners and underwriters. Two thirds of the facility is comprised of a one year maturity with a one year extension option at E.ON's discretion (tranche A) and one third with a three year maturity (tranche B). The facility is expected to be refinanced through various debt capital market issues, internal liquidity sources and, if necessary, asset disposals and/or a capital increase. Pricing is based on a ratings grid with an out of the box margin of 22.5 bps on tranche A and 27.5 bps on tranche B. The facility is expected to be launched shortly into general syndication to a select group of E.ON’s relationship banks.

E.ON AG
E.ON Platz 1
D-40479 Düsseldorf

For information
please contact:

Dr. Peter Blau
Tel. +49-211-45 79-628
Fax +49-211-45 79-629

Josef Nelles
Tel. +49-211-45 79-544
Fax +49-211-45 79-566

www.eon.com
Presse@eon.com

E.ON AG, Press Release, October 23, 2006	Page 2 of 2

This press release does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.  Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, CorE.ONores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.